================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 1)*


                          ADEZA BIOMEDICAL CORPORATION
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


                         COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)


                                    006864102
--------------------------------------------------------------------------------
                                 (CUSIP NUMBER)


                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

--------------------------------------------------------------------------------

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)

[ ]  RULE 13D-1(C)

[X]  RULE 13D-1(D)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
================================================================================

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 2 of 12 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Alliance Technology Ventures III, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 3 of 12 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ATV III Affiliates Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 4 of 12 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        ATV III Partners, LLC
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        OO
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 5 of 12 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Michael A. Henos
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 6 of 12 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        J. Connor Seabrook
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 7 of 12 Pages
===================                                           ==================

================================================================================
  1     NAMES OF REPORTING PERSON:
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        J. Connor Seabrook
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)[_]
                                                                 (b)[_]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER


        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [_]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON*

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 8 of 12 Pages
===================                                           ==================


ITEM 1.

         (a) Name of Issuer:

                  Adeza Biomedical Corporation

         (b) Address of Issuer's Principal Executive Offices:

                  1240 Elko Drive, Sunnyvale, CA 94089

ITEM 2.

         (a) Name of Person Filing:

                  (1) Alliance Technology Ventures III, L.P. ("ATV");

                  (2) ATV III Partners, LLC ("ATV/GP");

                  (3) ATV III Affiliates Fund, L.P. ("ATV/AF");

                  (4) Michael A. Henos ("Henos");

                  (5) J. Connor Seabrook ("Seabrook"); and

                  (6) Michael R. Slawson ("Slawson").

                  Henos, Seabrook and Slawson are the individual managers of ATV/GP. The entities and persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

         (b) Address of Principal Business Office or, if none, Residence:

                  The address of the principal business office of each of ATV, ATV/GP, ATV/AF, Henos, Seabrook and Slawson is: 2400 Lakeview Parkway, Suite 675, Alpharetta, GA 30004

         (c) Citizenship:

                  ATV and ATV/AF are limited partnerships organized under the laws of the State of Delaware. ATV/GP is a limited liability company organized under the laws of the State of Delaware. Each of Henos, Seabrook and Slawson is a United States citizen.

         (d) Title of Class of Securities: Common Stock


         (e) CUSIP Number: 006864102

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
          NOT APPLICABLE

         (a) |_| Broker or dealer registered under section 15 of the Act

         (b) |_| Bank as defined in section 3(a)(6) of the Act

         (c) |_| Insurance company as defined in section 3(a)(19) of the Act

         (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940

         (e) |_| An investment adviser in accordance with ss.240.13d-1(b) (1(ii)(E)

         (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F)

         (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G)

         (h) |_| A savings association as defined in section 3(b) of the Federal Deposit Insurance Act

         (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940

         (j) |_| Group, in accordance with ss.240.13d-1(b)-1(ii)(J)

===================                                           ==================
CUSIP No. 006864102                SCHEDULE 13G               Page 9 of 12 Pages
===================                                           ==================

ITEM 4.  OWNERSHIP

N/A

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

N/A

ITEM 10. CERTIFICATION

N/A

===================                                          ===================
CUSIP No. 006864102                SCHEDULE 13G              Page 10 of 12 Pages
===================                                          ===================


                                    SIGNATURE

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct. Each of the undersigned has previously agreed to file this statement jointly pursuant to the Agreement listed on
Exhibit 1 which has been previously filed with the Securities and Exchange Commission and is hereby incorporated herein by reference.

Date: February 9, 2006


ALLIANCE TECHNOLOGY VENTURES III, L.P.

     By: ATV III PARTNERS, LLC

     By: /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager


ATV III AFFILIATES FUND, L.P.

     By: ATV III PARTNERS, LLC

     By: /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager


ATV III PARTNERS, LLC

     By: ATV III PARTNERS, LLC

     By: /s/ Michael A. Henos
         ---------------------------------
         Michael A. Henos
         Manager


                 *
     ------------------------
     MICHAEL R. SLAWSON

                 *
     ------------------------
     J. CONNOR SEABROOK

* The undersigned attorney-in-fact, by signing his name below, does hereby sign this statement on behalf of the above indicated filers pursuant to the Power of Attorney attached hereto as Exhibit 2 which has been previously filed with the Securities and Exchange Commission and is hereby incorporated herein by reference.


/s/ Michael A. Henos
------------------------
Michael A. Henos
Individually and as Attorney-in-Fact

===================                                          ===================
CUSIP No. 006864102                SCHEDULE 13G              Page 11 of 12 Pages
===================                                          ===================


                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of stock of Adeza Biomedical Corporation.

         EXECUTED this 10th day of February, 2005.

ALLIANCE TECHNOLOGY VENTURES III, L.P.

         By: ATV III PARTNERS, LLC

         By: /s/ Michael A. Henos
             ----------------------------------------
             Michael A. Henos
             Manager

ATV III AFFILIATES FUND, L.P.

         By: ATV III PARTNERS, LLC

         By: /s/ Michael A. Henos
             ----------------------------------------
             Michael A. Henos
             Manager

ATV III PARTNERS, LLC

By:  /s/ Michael A. Henos
     ---------------------------------------
     Michael A. Henos
     Manager


                     *
-------------------------------------------
MICHAEL R. SLAWSON

                     *
-------------------------------------------
WILLIAM L. LYMAN

                     *
-------------------------------------------
J. CONNOR SEABROOK


/s/ Michael A. Henos
-------------------------------------------
Michael A. Henos
Individually and as Attorney-in-Fact


This Schedule 13G was executed by Michael A. Henos on behalf of the individuals listed above pursuant to a Power of Attorney which is being filed with the Securities and Exchange Commission with this Schedule 13G filing for Adeza Biomedical Corporation and said Power of Attorney is incorporated herein by reference and a copy of which is attached as Exhibit 2.

===================                                          ===================
CUSIP No. 006864102                SCHEDULE 13G              Page 12 of 12 Pages
===================                                          ===================


                                                                       EXHIBIT 2
                                                                       ---------

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael A. Henos with full power to act without the other, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.


         IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 14th day of June, 2004.


                                             /s/ Michael R. Slawson
                                             ----------------------------
                                             Michael R. Slawson



                                             /s/ William L. Lyman
                                             ----------------------------
                                             William L. Lyman



                                             /s/ J. Connor Seabrook
                                             ----------------------------
                                             J. Connor Seabrook